UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 __________________
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ) __________________
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

NOBLE CORPORATION (Exact name of registrant as specified in its charter) N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required ☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
FORM 8-K
__________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 2, 2022
__________________________________________
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	001-36211	98-1575532
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

13135 Dairy Ashford,	Suite 800,	Sugar Land,	Texas	77478
(Address of principal executive offices)				(Zip code)
Registrant’s telephone number, including area code: 281 276-6100
__________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.00001 per share	NE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.
On May 2, 2022, Noble Corporation (the “Company”) issued a press release announcing its condensed consolidated financial results for the quarter ended March 31, 2022. A copy of such press release is included as Exhibit 99.1 and will be published in the “Investors” section on the Company’s website at www.noblecorp.com.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the press release is being furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.
Additional Information and Where to Find It
In connection with the proposed business combination, Topco has filed a Registration Statement on Form S-4 (which Registration Statement was declared effective on April 11, 2022) with the SEC that includes (1) a proxy statement of Noble that also constitutes a prospectus for Topco and (2) an offering prospectus of Topco to be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco shares. Noble will mail the proxy statement/prospectus to its shareholders in connection with the vote to approve the merger of Noble and a wholly-owned subsidiary of Topco, and Topco will distribute the offering prospectus in connection with the exchange offer. Should Maersk Drilling and Noble proceed with the proposed transaction, Maersk Drilling and Noble also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED BUSINESS COMBINATION IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.
Investors and shareholders can obtain free copies of the proxy statement/prospectus and all other documents filed with the SEC by Topco and Noble through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or Noble’s website at www.noblecorp.com, or by written request to Noble at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.
Participants in the Solicitation
Maersk Drilling, Noble and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Maersk Drilling and Noble, respectively, in connection with the proposed transaction. Shareholders may obtain information regarding the names, affiliations and interests of Noble’s directors and officers in Noble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 17, 2022, and Items 10 through 14 of Part III of Amendment No. 1 thereto on Form 10-K/A, which was filed with the SEC on March 11, 2022. To the extent the holdings of Noble’s securities by Noble’s directors and executive officers have changed since the amounts set forth in such annual report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the names, affiliations and interests of Maersk Drilling’s directors and officers is contained in Maersk Drilling’s Annual Report for the fiscal year ended December 31, 2021, and can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such individuals in the proposed business combination will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. You may obtain free copies of these documents from the sources indicated above.
No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case, in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or the UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Notice
This communication is not a public takeover offer and this announcement does not represent a formal decision by Topco or Noble to make a public takeover offer within the meaning of section 4(1) of the Danish Takeover Order (Executive Order no. 636 dated 15 May 2020), and such formal decision by Topco to make a public takeover offer in accordance with section 4(1) of the Danish Takeover Order is conditional on the approval of a prospectus approved in accordance with Regulation (EU) No. 2017/1129 of 14 June 2017 (the “Prospectus Regulation”) or a document that satisfies the exemptions in article 1, paragraph 4, subparagraph m and paragraph 5, subparagraph e of the Prospectus Regulation, by the Danish Financial Supervisory Authority. If and when Topco formally launches the exchange offer, it will be made in the form of an offer document to be approved by the Danish Financial Supervisory Authority in accordance with the Danish Capital Market Act (Consolidated Act no. 1767 of 27 November 2020 on Capital Markets, as amended) and the Danish Takeover Order.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

EXHIBIT
NUMBER	DESCRIPTION
Exhibit 99.1	Press Release issued by Noble Corporation dated May 2, 2022
Exhibit 104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION

Date:	May 2, 2022	By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

EXHIBIT 99.1

Noble Corporation 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478
PRESS RELEASE

NOBLE CORPORATION REPORTS FIRST QUARTER 2022 RESULTS

▪Noble Gerry de Souza commenced operations in Suriname upgraded with MPD system and a second BOP
▪Backlog increased by approximately $700 million to $1.9 billion as of April 1, 2022
▪2022 Adjusted EBITDA guidance increased
▪Maersk Drilling combination expected to close mid-2022, subject to UK antitrust clearance
SUGAR LAND, TEXAS, May 2, 2022 - Noble Corporation (NYSE: NE, “Noble”, or the “Company”) today reported first quarter 2022 results.

	Successor			Predecessor
(stated in millions, except per share amounts)	Three Months Ended Mar 31, 2022	Three Months Ended Dec 31, 2021	Period from Feb 6, 2021-Mar 31, 2021	Period from Jan 1, 2021-Feb 5, 2021
Total Revenue	$210	$208	$92	$77
Contract Drilling Services Revenue	195	192	85	74
Net Income (Loss)	(37)	123	(18)	250
Adjusted EBITDA*	27	12	6	22
Adjusted Net Loss*	(8)	(29)	(20)	(1)
Diluted Earnings (Loss) Per Share	(0.54)	1.70	(0.36)	0.98
Adjusted Diluted Loss Per Share*	(0.12)	(0.39)	(0.41)	—

* A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release.

Robert W. Eifler, President and Chief Executive Officer of Noble Corporation, stated “Our strong operational performance, highlighted by the successful commencement of operations for the Noble Gerry de Souza in Suriname, coupled with significant contracting success across the fleet, sets the stage for an exciting year for Noble. The combination of our performance in the first quarter and continued improvements across all markets has increased our financial expectations for 2022. I would like to thank the entire Noble organization for their continued hard work and their commitment to operating safely every day.”

First Quarter Results
Contract drilling services revenue for the first quarter of 2022 totaled $195 million compared to $192 million in the fourth quarter of 2021. Marketed fleet utilization was 75 percent in the three months ended March 31, 2022 compared to 77 percent in the fourth quarter of 2021. Contract drilling services costs for the first quarter were $166 million, down from $183 million in the fourth quarter of 2021.
Adjusted EBITDA for the three months ended March 31, 2022 was $27 million compared to $12 million in the fourth quarter of 2021. Capital expenditures totaled $45 million in the first quarter, which includes $11 million of client reimbursable investments.
Upon emergence from restructuring, Noble adopted fresh-start accounting which resulted in Noble becoming a new reporting entity for accounting and financial reporting purposes. Accordingly, financial statements and notes after February 5, 2021 are not comparable to financial statements and notes prior to that date. As required by GAAP, results must be presented separately for the predecessor period up to February 5, 2021 (the “Predecessor” period) and the successor period from February 6, 2021 through all dates after (the “Successor” period).

Operating Highlights
In the first quarter, the Noble Regina Allen was awarded a contract for six wells in Trinidad and Tobago. The work is expected to commence shortly after the conclusion of the rig’s contract with Repsol in Guyana. In the U.K. North Sea, the Noble Sam Hartley was contracted by TotalEnergies for one firm well with an anticipated start in the third quarter of 2022. The contract also includes two one-well options. Noble also received a binding Letter of Award (“LOA”) from Qatargas for the Noble Houston Colbert and Noble Mick O’Brien. The LOA is for 3.5 years of firm work per rig. The Noble Mick O’Brien contract will be in direct continuation with Qatargas and the Noble Houston Colbert is preparing to mobilize out of the UK North Sea this summer and begin operations in the third quarter of 2022. The associated revenue will be included in our backlog once the contracts have been executed.

The Noble Gerry de Souza, upgraded with an MPD system and second BOP, safely mobilized to Suriname and began its contract with APA Corp near the end of the first quarter. APA Corp has two one-well options for the rig. The Noble Globetrotter I is expected to conclude its 10-year contract with Shell in the third quarter and demobilize for an out-of-service period. Shortly after its shipyard stay, the Noble Globetrotter I is expected to mobilize to Mexico for a one-well contract with CNOOC and a two well program with Petronas. On April 1st, 2022, the four drillships operating under the Commercial Enabling Agreement (“CEA”) were awarded 7.4 years of incremental term in connection with the sanctioning of the Yellowtail development in Guyana. Each rig is now contracted to the fourth quarter of 2025. Additionally, the Noble Clyde Boudreaux, a moored semisubmersible, was divested in the first quarter.

Backlog and Balance Sheet Highlights
As of April 1, 2022, Noble’s estimated revenue backlog is approximately $1.9 billion. This includes the 7.4 rig year award under the CEA but does not include the 7 years of firm term associated with the LOA from Qatargas.
As of March 31, 2022, the Company had total liquidity of $767 million, including cash and cash equivalents of $105 million, and availability under its revolving credit facility of $662 million. The Company experienced an increase in accounts receivable in the first quarter above the expected level, but this is anticipated to normalize over the coming quarters.

Maersk Drilling Business Combination Update
On April 29, 2022, Noble provided an update on the merger control process for obtaining clearance in the UK for the previously announced business combination with Maersk Drilling. The process remains ongoing following the UK Competition and Markets Authority’s (“UK CMA”) Phase 1 decision on April 22, 2022 pursuant to which the UK CMA stated that the transaction gives rise to a realistic prospect of a substantial lessening of competition and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review. As a result, Noble and possibly Maersk Drilling plan to offer to divest certain jackup rigs currently located in the North Sea (the “Remedy Rigs”) to seek to obtain conditional antitrust clearance from the UK CMA in Phase 1 of the merger control process. The Remedy Rigs will comprise the Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and either the Maersk Innovator or the Noble Lloyd Noble, both of which are a CJ-70 design. Noble expects there to be clarity on which of the CJ-70 rigs will be included in the Remedy Rigs in the coming weeks. On this basis, Noble is examining different options to divest the Remedy Rigs. The duration and outcome of the UK CMA review process remains uncertain. If Noble is able to obtain a conditional Phase 1 antitrust clearance from the UK CMA, the closing of the business combination is expected to occur in mid-2022.

Outlook
The Company’s full-year 2022 guidance range for Adjusted Revenue and Adjusted EBITDA increased to $1,130 to $1,180 million and $320 to $350 million, respectively. This increase, which is primarily driven by improved drillship activity and dayrates, is partially offset for Adjusted EBITDA by inflationary pressures. Full-year 2022 capital expenditure guidance range, net of client reimbursables, increased by $15 million to $145 to $160 million. This increase is primarily driven by contract preparation investments required by recent commercial awards for the Noble Globetrotter I and the Noble Houston Colbert. Further details may be found in the guidance table included at the back of this press release.
Commenting on Noble’s outlook for 2022, Mr. Eifler stated, “We are encouraged by the steadily improving fundamentals in the offshore drilling market and expect to continue to see positive dayrate momentum. We anticipate realizing a meaningful improvement in financial results in the second quarter and have visibility to exiting the year at an Adjusted EBITDA run-rate of $125 million per quarter. As we look forward to the closing of the combination with Maersk Drilling, we remain focused on operating safely, serving the needs of our customers, and creating long-term value for our shareholders.”

Fleet Status Report
In conjunction with first quarter results, the Company has also provided an updated “Fleet Status Report” which reflects the current status and contract information for each of its rigs. The updated report can be found under the “Our Fleet” section of the Company’s website.

Conference Call
Noble will host a conference call related to its first quarter 2022 results on Tuesday, May 3, 2022, at 7:30 a.m. U.S. Central Time. Interested parties may dial +1 929-203-0901 and refer to conference ID 31391 approximately 15 minutes prior to the scheduled start time. Alternatively, a live webcast link will be available on the Investor Relations section of the Company’s website. A webcast replay will be accessible for a limited time following the scheduled call.

For additional information, visit www.noblecorp.com or email investors@noblecorp.com

Craig Muirhead
Vice President - Investor Relations & Treasurer
+1 713-239-6564

Aaron Campbell
Director - Investor Relations
+1 713-417-9112

About Noble Corporation
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Currently, Noble performs, through its subsidiaries, contract drilling services with a fleet of 19 offshore drilling units, consisting of 11 drillships and 8 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide.

Additional Information and Where to Find It
In connection with the proposed transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of November 10, 2021, by and among Noble, Noble Finco Limited (“Topco”), Noble Newco Sub Limited and The Drilling Company of 1972 A/S (“Maersk Drilling”), Topco has filed a Registration Statement on Form S-4 (which Registration Statement was declared effective on April 11, 2022) with the U.S. Securities and Exchange Commission (the “SEC”) that includes a proxy statement of Noble that also constitutes a prospectus for Topco and an offering prospectus of Topco to be used in connection with Topco’s offer to exchange shares in Maersk Drilling for Topco shares. Noble mailed the proxy statement/prospectus to its shareholders in connection with the vote to approve the merger of Noble with a wholly-owned subsidiary of Topco, and Topco will distribute the offering prospectus in connection with the exchange offer. Should Maersk Drilling and Noble proceed with the proposed Business Combination, Maersk Drilling and Noble also expect that Topco will file an offer document with the Danish Financial Supervisory Authority (Finanstilsynet). This communication does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed Business Combination. INVESTORS AND SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS AND THE OFFERING DOCUMENT RELATING TO THE PROPOSED

BUSINESS COMBINATION IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY EACH OF TOPCO AND NOBLE WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TOPCO, MAERSK DRILLING AND NOBLE, THE PROPOSED BUSINESS COMBINATION AND RELATED MATTERS.
Investors and shareholders can obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Noble and Topco through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders can obtain free copies of the proxy statement/prospectus and other documents related thereto on Maersk Drilling’s website at www.maerskdrilling.com or on Noble’s website at www.noblecorp.com or by written request to Noble at Noble Corporation, Attn: Richard B. Barker, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

Participants in the Solicitation
Maersk Drilling, Noble and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Maersk Drilling and Noble, respectively in connection with the proposed Business Combination. Shareholders may obtain information regarding the names, affiliations and interests of Noble’s directors and officers in Noble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 17, 2022, and Items 10 through 14 of Part III of Amendment No. 1 thereto on Form 10-K/A, which was filed with the SEC on March 11, 2022. To the extent the holdings of Noble’s securities by Noble’s directors and executive officers have changed since the amounts set forth in such annual report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the names, affiliations and interests of Maersk Drilling’s directors and officers is contained in Maersk Drilling’s Annual Report for the fiscal year ended December 31, 2021 and can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such individuals in the proposed Business Combination are included in the proxy statement/prospectus filed with the SEC. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction, in each case in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and applicable European or UK, as appropriate, regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including, without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward-looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this communication, including those regarding future guidance, including Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA run-rate, and capital expenditures, free cash flow, rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, liquidity, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, plans and objectives of management for future operations, industry conditions, impact of competition, worldwide economic conditions, the benefits of the Business Combination, the anticipated timing of the Business Combination, the divestment of drilling rigs in connection with the CMA’s review of the transaction, the rigs to be included in such divestment, and the parties’ ability to obtain the necessary merger control clearances to complete the transaction and timing, benefits or results of acquisitions or dispositions are forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “shall” and “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of this communication and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including, but not limited to, the business combination with Maersk Drilling (including but not limited to the risk that the business combination may not be completed in a timely manner or at all, the failure to satisfy the conditions to the consummation of the business combination, the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, the effect of the announcement or pendency of the business combination on Noble’s business relationships, performance and business generally, the risk that the proposed business combination disrupts current plans and potential difficulties in employee retention as a result of the proposed business combination, the outcome of any legal proceedings that may be instituted against related to the proposed business combination, requirements, conditions or costs that may be imposed in connection with obtaining regulatory approvals of the business combination, the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) after the completion of the proposed business combination, and to identify and realize additional opportunities, the failure to realize anticipated benefits of the proposed business combination, the potential impact of announcement or consummation of the proposed business combination on relationships with third parties, and risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgments), the effects of public health threats, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by, or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting our drilling contracts, including duration, downtime, dayrates, operating hazards and delays, risks associated with operations outside the US, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those “Risk Factors” referenced or described in the Company’s most recent Form 10-K, Form 10-Q’s, and other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating us.

NOBLE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Successor	Successor	Predecessor
		Period from	Period from
		February 6, 2021	January 1, 2021
	Three months ended	through	through
	March 31, 2022	March 31, 2021	February 5, 2021
Operating revenues
Contract drilling services	$195,035	$84,629	$74,051
Reimbursables and other	15,195	7,804	3,430
	210,230	92,433	77,481
Operating costs and expenses
Contract drilling services	166,083	79,589	46,965
Reimbursables	13,478	7,044	2,737
Depreciation and amortization	25,605	14,244	20,622
General and administrative	17,524	7,927	5,727
Merger and integration costs	9,521	2,013	—
Gain on sale of operating assets, net	(4,562)	—	—
Hurricane losses and (recoveries), net	17,212	—	—
	244,861	110,817	76,051
Operating income (loss)	(34,631)	(18,384)	1,430
Other income (expense)
Interest expense, net of amounts capitalized	(7,680)	(6,895)	(229)
Interest income and other, net	450	8	399
Reorganization items, net	—	—	252,051
Income (loss) before income taxes	(41,861)	(25,271)	253,651
Income tax benefit (provision)	5,205	7,047	(3,423)
Net income (loss)	$(36,656)	$(18,224)	$250,228
Per share data
Basic:
Net income (loss)	(0.54)	$(0.36)	$1.00
Diluted:
Net income (loss)	(0.54)	$(0.36)	$0.98

NOBLE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Successor
	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$105,167	$194,138
Accounts receivable, net	247,496	200,419
Prepaid expenses and other current assets	65,297	61,089
Total current assets	417,960	455,646
Intangible assets	47,750	61,849
Property and equipment, at cost	1,593,341	1,555,975
Accumulated depreciation	(101,726)	(77,275)
Property and equipment, net	1,491,615	1,478,700
Other assets	76,118	77,247
Total assets	$2,033,443	$2,073,442
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$122,243	$120,389
Accrued payroll and related costs	35,564	48,346
Other current liabilities	76,279	79,659
Total current liabilities	234,086	248,394
Long-term debt	216,000	216,000
Other liabilities	117,823	108,421
Total liabilities	567,909	572,815
Commitments and contingencies
Total shareholders’ equity	1,465,534	1,500,627
Total liabilities and equity	$2,033,443	$2,073,442

NOBLE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Successor		Predecessor
		Period from	Period from
		February 6, 2021	January 1, 2021
	Three month ended	through	through
	March 31, 2022	March 31, 2021	February 5, 2021
Cash flows from operating activities
Net income (loss)	$(36,656)	$(18,224)	$250,228
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	25,605	14,244	20,622
Amortization of intangible asset	14,099	8,459	—
Gain on sale of operating assets, net	(6,767)	—	—
Reorganization items, net	—	—	(280,790)
Changes in components of working capital
Change in taxes receivable	(1,820)	1,069	(1,789)
Net changes in other operating assets and liabilities	(46,274)	12,636	(33,719)
Net cash provided by (used in) operating activities	(51,813)	18,184	(45,448)
Cash flows from investing activities
Capital expenditures	(47,045)	(15,332)	(14,629)
Proceeds from disposal of assets, net	14,247	231	194
Net cash used in investing activities	(32,798)	(15,101)	(14,435)
Cash flows from financing activities
Issuance of second lien notes	—	—	200,000
Borrowings on credit facilities	—	—	177,500
Repayments of credit facilities	—	—	(545,000)
Debt issuance costs	—	—	(23,664)
Warrants exercised	118	—	—
Taxes withheld on employee stock transactions	(4,926)	—	(1)
Net cash used in financing activities	(4,808)	—	(191,165)
Net increase (decrease) in cash, cash equivalents and restricted cash	(89,419)	3,083	(251,048)
Cash, cash equivalents and restricted cash, beginning of period	196,722	113,993	365,041
Cash, cash equivalents and restricted cash, end of period	$107,303	$117,076	$113,993

NOBLE CORPORATION AND SUBSIDIARIES
OPERATIONAL INFORMATION
(Unaudited)

	Average Rig Utilization
				Predecessor
	Successor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	through	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Floaters	71%	68%	83%	86%
Jackups	63%	71%	53%	58%
Total	68%	70%	64%	68%

	Operating Days
				Predecessor
	Successor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	through	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Floaters	729	751	314	216
Jackups	450	622	342	252
Total	1,179	1,373	656	468

	Average Dayrates
				Predecessor
	Successor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	through	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Floaters	$213,194	$195,812	$205,242	$231,745
Jackups	119,606	96,087	83,472	95,212
Total	$177,458	$150,620	$141,752	$158,228

NOBLE CORPORATION AND SUBSIDIARIES
CALCULATION OF BASIC AND DILUTED NET INCOME/(LOSS) PER SHARE
(In thousands, except per share amounts)
(Unaudited)

The following tables presents the computation of basic and diluted income (loss) per share:

	Successor		Predecessor
		Period from	Period from
	Three Months	February 6, 2021	January 1, 2021
	Ended	through	through
	March 31, 2022	March 31, 2021	February 5, 2021
Numerator:
Basic
Net income (loss)	$(36,656)	$(18,224)	$250,228
Diluted
Net income (loss)	$(36,656)	$(18,224)	$250,228
Denominator:
Weighted average shares outstanding - basic	67,643	50,000	251,115
Dilutive effect of share-based awards	—	—	5,456
Weighted average shares outstanding - diluted	67,643	50,000	256,571

Per share data
Basic:
Net income (loss)	$(0.54)	$(0.36)	$1.00
Diluted:
Net income (loss)	$(0.54)	$(0.36)	$0.98

NOBLE CORPORATION AND SUBSIDIARIES
NON-GAAP MEASURES AND RECONCILIATION

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The Company defines “Adjusted EBITDA” as net loss from continuing operations before income taxes; interest income and other, net; gain (loss) on extinguishment of debt, net; interest expense, net of amounts capitalized; loss on impairment; reorganization items, net; certain corporate projects and legal matters; certain infrequent operational events; and depreciation and amortization expense. We believe that Adjusted EBITDA measure provides greater transparency of our core operating performance. Adjusted EBITDA run-rate as used in this press release means the Company's Adjusted EBITDA guidance for the second, third and fourth quarters of 2022, annualized for three quarters.
In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on May 2, 2022, are appropriate measures of the continuing and normal operations of the Company:
(i)In the period of January 1, 2021 to February 5, 2021, discrete tax items and reorganization items. In the period of February 6, 2021 to March 31, 2021, merger and integration costs, intangible contract amortization and discrete tax items;
(ii)In the fourth quarter of 2021, merger and integration costs; gain on sale of operating assets, net; hurricane losses and (recoveries), net; intangible contract amortization; an adjustment to the gain on bargain purchase and discrete tax items. The quarter also included professional services costs related to corporate initiatives; and
(iii)In the first quarter of 2022, merger and integration costs; gain on sale of operating assets, net; hurricane losses and (recoveries), net; intangible contract amortization and discrete tax items. The quarter also included professional services costs related to corporate initiatives.
These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION AND SUBSIDIARIES
NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted EBITDA	Successor			Predecessor
			Period from	Period from
	Three Months	Three Months	February 6, 2021	January 1, 2021
	Ended	Ended	through	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Income (loss) before income taxes	$(41,861)	$130,432	$(25,271)	$253,651
Interest expense, net of amounts capitalized	7,680	8,107	6,895	229
Interest income and other, net	(450)	(3,455)	(8)	(399)
Depreciation and amortization	25,605	24,704	14,244	20,622
Intangible contract amortization	14,099	14,413	8,459	—
Professional services - corporate projects	135	711	—	—
Merger and integration costs	9,521	11,006	2,013	—
Gain on sale of operating assets, net	(4,562)	(189,080)	—	—
Hurricane losses and (recoveries), net	17,212	12,909	—	—
Gain on bargain purchase	—	2,174	—	—
Reorganization items, net	—	—	—	(252,051)
Adjusted EBITDA	$27,379	$11,921	$6,332	$22,052

Reconciliation of Income Tax Benefit (Provision)	Successor			Predecessor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	Three Months Ended	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Income tax benefit (provision)	$5,205	$(6,996)	$7,047	$(3,423)

Adjustments
Intangible contract amortization	(2,961)	(3,027)	(1,776)	—
Gain on sale of operating assets, net	866	—	—	—
Reorganization items, net	—	—	—	2,500
Discrete tax items	(5,881)	(1,150)	(10,829)	(1,692)
Total Adjustments	(7,976)	(4,177)	(12,605)	808
Adjusted income tax benefit (provision)	$(2,771)	$(11,173)	$(5,558)	$(2,615)

NOBLE CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Net Income (Loss)	Successor			Predecessor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	Three Months Ended	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Net income (loss)	$(36,656)	$123,436	$(18,224)	$250,228

Adjustments
Intangible contract amortization, net of tax	11,138	11,386	6,683	—
Professional services - corporate projects	135	711	—	—
Merger and integration costs	9,521	11,006	2,013	—
Gain on sale of operating assets, net	(3,696)	(189,080)	—	—
Hurricane losses and (recoveries), net	17,212	12,909	—	—
Gain on bargain purchase	—	2,174	—	—
Reorganization items, net	—	—	—	(249,551)
Discrete tax items	(5,881)	(1,150)	(10,829)	(1,692)
Total Adjustments	28,429	(152,044)	(2,133)	(251,243)
Adjusted net income (loss)	$(8,227)	$(28,608)	$(20,357)	$(1,015)

Reconciliation of Diluted EPS	Successor			Predecessor
			Period from	Period from
			February 6, 2021	January 1, 2021
	Three Months Ended	Three Months Ended	Three Months Ended	through
	March 31, 2022	December 31, 2021	March 31, 2021	February 5, 2021
Unadjusted diluted EPS	$(0.54)	$1.70	$(0.36)	$0.98

Adjustments
Intangible contract amortization	0.17	0.16	0.13	—
Professional services - corporate projects	—	0.01	—	—
Merger and integration costs	0.14	0.15	0.04	—
Gain on sale of operating assets, net	(0.06)	(2.60)	—	—
Hurricane losses and (recoveries), net	0.25	0.18	—	—
Gain on bargain purchase	—	0.03	—	—
Reorganization items, net	—	—	—	(0.98)
Discrete tax items	(0.08)	(0.02)	(0.22)	—
Total Adjustments	0.42	(2.09)	(0.05)	(0.98)
Adjusted diluted EPS	$(0.12)	$(0.39)	$(0.41)	$—

NOBLE CORPORATION AND SUBSIDIARIES
2022 GUIDANCE
(Unaudited)

Guidance is as of May 2, 2022. Noble’s guidance is provided on a guidance basis, which is a non-GAAP financial measure. Management evaluates Noble’s financial performance in part based on guidance basis, which management believes enhances investors’ understanding of Noble’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments to arrive at guidance basis are described below. Due to the forward-looking nature of Adjusted EBITDA, Adjusted Revenue and Adjusted EBITDA run-rate, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure. Accordingly, the company is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to the most directly comparable forward-looking GAAP financial measure without unreasonable effort.

The Company provided updated guidance for full year 2022:

($ in millions)	2022 Guidance
Adjusted Revenue (1)	$1,130 - $1,180
Adjusted EBITDA (1,2)	$320 - $350
Capital Expenditures, net of client reimbursables (3)	$145 - $160

(1)Adjusted to exclude recognition of the non-cash intangible contract asset amortization of ~$44 million in 2022. Without this adjustment, the Revenue guidance range for 2022 would be $1,086 million - $1,136 million.
(2)The Company discloses Adjusted EBITDA (Operating income/loss excluding Depreciation and amortization and, when applicable, Other Items). Other Items during the guidance period include amortization of intangible contract assets, professional services - corporate services, net gain on sale of operating assets, net hurricane losses, and merger and integration costs.
(3)Capital Expenditures are adjusted to exclude approximately $25 million of capital which is anticipated to be reimbursed by our customers. Before these adjustments, total capital expenditures for 2022 are expected to range between $170 million and $185 million.